Exhibit 99.2
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:00 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Reports First Quarter Results
Richmond, VA • August 6, 2015 / PRNEWSWIRE
HIGHLIGHTS
Revenues up 1%, to $275.4 million on higher volumes
Segment operating loss of $3.5 million improved by $4.1 million
Fiscal year lamina volumes expected to increase compared to the prior year
___________________________________________________________________________________
George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), reported a net loss of $5.9 million, or $0.43 per diluted share, for the first quarter of fiscal year 2016, which ended on June 30, 2015. Those results were down from net income of $0.7 million, or a $0.13 per diluted share loss for the first quarter of fiscal year 2015. Results for the first fiscal quarter of 2016 included restructuring costs of $2.4 million ($1.6 million after-tax or $0.07 per diluted share), while results for last year’s first fiscal quarter included an income tax benefit of $8.0 million (or $0.34 per diluted share) arising from a subsidiary’s payment of a portion of a fine following the unsuccessful appeal of a long-running court case. Excluding those items, the first fiscal quarter net loss improved by $2.9 million ($0.11 per diluted share) compared to the same period last year. Segment operating loss of $3.5 million for the quarter also improved by $4.1 million compared to the same period last year mainly as a result of earnings improvements in the North America and Other Regions segments. Revenues for the first fiscal quarter of 2016 of $275.4 million increased by $3.9 million as higher total volumes were partly offset by lower overall green prices, a less favorable product mix, and lower processing revenues.

Mr. Freeman stated, “As we enter the second year of the global leaf oversupply, we are seeing progress in moving towards more balanced markets. Production has come down in most origins. Burley tobacco supply is now balanced, while supply continues to exceed demand for certain qualities and stalk positions of flue-cured tobacco. Although global oversupply conditions have improved, based on customer shipment indications, we believe that volumes will be heavily weighted towards the second half of the fiscal year, similar to last year’s trend. Given this, the first fiscal quarter’s seasonally weak results were expected. However, total volumes shipped, as well as segment operating income, were higher this quarter than the comparable quarter last year.

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Universal Corporation

“Crop purchases in Brazil have been progressing at a normal pace, while purchases in some African origins have started more slowly, due in part to crops delayed by weather conditions. In addition, customer orders have been coming in at a slow pace as customers evaluate the global markets. Green leaf tobacco prices have continued to decline this year, particularly in Brazil, Africa, and Europe where currency movements have reduced U.S. dollar-based prices. The lower prices in Brazil have increased demand for that above average quality flue-cured crop and conversely, may reduce demand for tobacco from other origins.

“Looking forward, we are continuing to carefully monitor crop purchases this season, and our uncommitted inventories remain well within our normal range. It is still early in the season, but customer orders and indications remain in line with our expectations, and we currently anticipate that lamina volumes for fiscal year 2016 will exceed those of the prior year, barring any unexpected logistical challenges. We also recently announced that commencing with the 2016 crop season, we are scaling down our operations in Zambia, where we have historically contracted with growers to purchase flue-cured crops but do not own processing facilities. This change is a result of continual assessment of our operations to achieve efficiencies and structures that deliver value for all stakeholders and is consistent with industry movements to reduce sourcing complexity.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:
OTHER REGIONS:

The Other Regions segment reported an operating loss of $7.8 million for the quarter ended June 30, 2015, reflecting an improvement of $2.8 million compared with the prior year’s first quarter loss of $10.6 million, primarily as a result of reduced selling, general and administrative costs. Although sales volumes were up for the segment, gross margins were lower due mainly to a less favorable product mix. Selling, general and administrative costs for the segment benefited from the absence of last year’s large value-added tax valuation provision as well as the impact of the stronger U.S. dollar on local currency expenses in Brazil, partially offset by unfavorable currency remeasurement comparisons, particularly in the Philippines. Sales volumes increased modestly in Africa on higher carryover crop sales in Tanzania. Volumes were also up in Asia on a reversal of the prior year’s first quarter shipment timing delays. Conversely, sales volumes declined in Brazil from delays in customer shipment timing, and in Europe, on reduced volumes driven in part by changes in tax regulations affecting cigar products. Revenues for the Other Regions segment of $177.4 million were down by about 10% compared to the same period last year, on higher volumes offset by a less favorable product mix and reduced green leaf tobacco prices, including the effects of the devaluation of local currencies in South America and Europe against the U.S. dollar.

NORTH AMERICA:
Operating income for the North America segment was up $1.7 million in the quarter ended June 30, 2015, compared to last year’s first quarter, on higher domestic volumes mainly as a result of shipments that were delayed into the first fiscal quarter. Selling, general, and administrative costs for the North America segment were flat. Revenues for this segment similarly increased by $16.9 million to $48.6 million on those higher volumes partly offset by a less favorable product mix.

OTHER TOBACCO OPERATIONS
The Other Tobacco Operations segment operating income for the first quarter of fiscal year 2016 of $0.9 million was down by $0.4 million compared with the same period last year. Results for the dark tobacco operations improved for the quarter, on higher volumes, margin improvement, and a better product mix

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Universal Corporation

compared with the prior year. Those results were mostly offset by losses for the special services group, primarily as a result of startup costs for the new food ingredients business, which will commence operations later this year. The oriental joint venture reported lower results for the quarter due to a less favorable product and customer mix despite reduced operating expenses. Revenues for this segment increased by about 17% to $49.4 million driven by the volume improvements in the dark tobacco business, partly offset by lower overall lamina and wrapper prices. Selling, general, and administrative costs for the segment were modestly lower compared with the prior year quarter.

OTHER ITEMS:
Cost of goods sold increased by about 5% to $227.0 million in the quarter ended June 30, 2015, compared with the same period last year, mainly attributable to the higher volumes at lower green leaf costs. Selling, general, and administrative costs for the first fiscal quarter declined by about 20% to $51.3 million on a combination of favorable comparisons to last year’s accruals for value-added tax reserves and benefits from a stronger dollar on local currency costs in Brazil and Europe, net of foreign currency remeasurement and exchange losses in the current fiscal period compared with gains in the prior year, largely in the Africa and Asia regions.
Interest expense of $3.9 million for the first fiscal quarter of 2016 was down about 3% due to the absence of interest paid in the same period last year for the European Commission fine, partly offset by slightly higher average interest rates this year.
The consolidated income tax rate for the first quarter of fiscal year 2016 was 36%, which is comparable to the U.S. federal statutory rate of 35%. Income taxes for the first quarter of fiscal year 2015 were impacted by a non-recurring benefit of $8.0 million arising from the partial payment of the European Commission fine by our Italian subsidiary. Excluding that item, the consolidated income tax rate for last year’s first fiscal quarter was approximately 35%.

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Universal Corporation

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. In addition, the total for segment operating income (loss) referred to in this discussion is a non-GAAP measure. This measure is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash from operating activities or any other operating performance measure calculated in accordance with GAAP, and it may not be comparable to similarly titled measures reported by other companies. A reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) is in Note 3. Segment Information, included in this earnings release. The Company evaluates its segment performance excluding certain significant charges or credits. The Company believes this measure, which excludes these items that it believes are not indicative of its core operating results, provides investors with important information that is useful in understanding its business results and trends.
This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation; product taxation; industry consolidation and evolution; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2015, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the fiscal year ended March 31, 2015.
At 5:00 p.m. (Eastern Time) on August 6, 2015, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through November 4, 2015. A taped replay of the call will be available through August 19, 2015, by dialing (855) 859-2056. The confirmation number to access the replay is 95972066.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2015, were $2.3 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended June 30,
	2015	2014
	(Unaudited)
Sales and other operating revenues	$275,419	$271,472
Costs and expenses
Cost of goods sold	227,030	215,932
Selling, general and administrative expenses	51,296	63,777
Restructuring costs	2,389	—
Operating income (loss)	(5,296)	(8,237)
Equity in pretax earnings (loss) of unconsolidated affiliates	(616)	601
Interest income	239	143
Interest expense	3,884	4,020
Income (loss) before income taxes	(9,557)	(11,513)
Income tax expense (benefit)	(3,432)	(12,038)
Net income (loss)	(6,125)	525
Less: net loss attributable to noncontrolling interests in subsidiaries	178	192
Net income (loss) attributable to Universal Corporation	(5,947)	717
Dividends on Universal Corporation convertible perpetual preferred stock	(3,687)	(3,712)
Earnings (loss) available to Universal Corporation common shareholders	$(9,634)	$(2,995)

Earnings (loss) per share attributable to Universal Corporation common shareholders:
Basic	$(0.43)	$(0.13)
Diluted	$(0.43)	$(0.13)

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	June 30,	June 30,	March 31,
	2015	2014	2015
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$130,439	$148,457	$248,783
Accounts receivable, net	257,349	238,900	434,362
Advances to suppliers, net	58,041	77,273	114,883
Accounts receivable—unconsolidated affiliates	65,821	82,196	1,907
Inventories—at lower of cost or market:
Tobacco	921,920	1,047,613	636,488
Other	69,851	83,484	62,195
Prepaid income taxes	28,828	30,688	17,811
Deferred income taxes	35,296	20,431	36,611
Other current assets	72,898	78,186	81,570
Total current assets	1,640,443	1,807,228	1,634,610

Property, plant and equipment
Land	16,853	17,239	16,790
Buildings	239,218	241,909	238,372
Machinery and equipment	590,470	574,178	576,010
	846,541	833,326	831,172
Less: accumulated depreciation	(534,461)	(528,596)	(525,783)
	312,080	304,730	305,389
Other assets
Goodwill and other intangibles	99,120	99,429	99,146
Investments in unconsolidated affiliates	78,450	94,802	76,512
Deferred income taxes	8,414	18,616	6,301
Other noncurrent assets	74,221	76,599	76,515
	260,205	289,446	258,474

Total assets	$2,212,728	$2,401,404	$2,198,473

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	June 30,	June 30,	March 31,
	2015	2014	2015
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$86,553	$205,370	$59,862
Accounts payable and accrued expenses	171,963	198,085	140,112
Accounts payable—unconsolidated affiliates	4,650	42	3,281
Customer advances and deposits	4,328	61,147	30,183
Accrued compensation	24,597	26,213	28,232
Income taxes payable	6,934	12,072	9,243
Current portion of long-term obligations	—	117,500	—
Total current liabilities	299,025	620,429	270,913

Long-term obligations	370,000	235,000	370,000
Pensions and other postretirement benefits	95,985	82,759	97,048
Other long-term liabilities	34,091	36,279	36,790
Deferred income taxes	29,785	36,346	26,628
Total liabilities	828,886	1,010,813	801,379

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 220,000 shares authorized, 218,490 shares issued and outstanding (219,999 at June 30, 2014, and 218,490 at March 31, 2015)	211,562	213,023	211,562
Common stock, no par value, 100,000,000 shares authorized, 22,668,025 shares issued and outstanding (23,169,976 at June 30, 2014, and 22,593,266 at March 31, 2015)	206,018	206,538	206,002
Retained earnings	998,560	972,068	1,020,155
Accumulated other comprehensive loss	(66,403)	(33,752)	(74,994)
Total Universal Corporation shareholders' equity	1,349,737	1,357,877	1,362,725
Noncontrolling interests in subsidiaries	34,105	32,714	34,369
Total shareholders' equity	1,383,842	1,390,591	1,397,094

Total liabilities and shareholders' equity	$2,212,728	$2,401,404	$2,198,473

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Three Months Ended June 30,
	2015	2014
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(6,125)	$525
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation	9,145	8,653
Amortization	223	409
Net provision (recoveries) for losses on advances and guaranteed loans to suppliers	(2,037)	(516)
Foreign currency remeasurement loss (gain), net	2,806	(1,283)
Restructuring and impairment costs	2,389	—
Other, net	8,457	(4,395)
Changes in operating assets and liabilities, net	(129,793)	(118,286)
Net cash used by operating activities	(114,935)	(114,893)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(14,900)	(16,808)
Proceeds from sale of property, plant and equipment	613	393
Net cash used by investing activities	(14,287)	(16,415)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	26,306	142,489
Repayment of long-term obligations	—	(3,750)
Issuance of common stock	—	187
Repurchase of common stock	—	(7,202)
Dividends paid on convertible perpetual preferred stock	(3,687)	(3,712)
Dividends paid on common stock	(11,749)	(11,844)
Net cash provided by financing activities	10,870	116,168

Effect of exchange rate changes on cash	8	65
Net decrease in cash and cash equivalents	(118,344)	(15,075)
Cash and cash equivalents at beginning of year	248,783	163,532

Cash and cash equivalents at end of period	$130,439	$148,457

See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is the leading global leaf tobacco supplier. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015.

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Universal Corporation

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended June 30,
(in thousands, except share and per share data)	2015	2014

Basic Earnings (Loss) Per Share
Numerator for basic earnings (loss) per share
Net income (loss) attributable to Universal Corporation	$(5,947)	$717
Less: Dividends on convertible perpetual preferred stock	(3,687)	(3,712)
Earnings (loss) available to Universal Corporation common shareholders for calculation of basic earnings (loss) per share	(9,634)	(2,995)

Denominator for basic earnings (loss) per share
Weighted average shares outstanding	22,622,930	23,223,343

Basic earnings (loss) per share	$(0.43)	$(0.13)

Diluted Earnings (Loss) Per Share
Numerator for diluted earnings (loss) per share
Earnings (loss) available to Universal Corporation common shareholders	$(9,634)	$(2,995)
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	—	—
Earnings (loss) available to Universal Corporation common shareholders for calculation of diluted earnings (loss) per share	(9,634)	(2,995)

Denominator for diluted earnings (loss) per share
Weighted average shares outstanding	22,622,930	23,223,343
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	—	—
Employee share-based awards	—	—
Denominator for diluted earnings (loss) per share	22,622,930	23,223,343

Diluted earnings (loss) per share	$(0.43)	$(0.13)

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in the pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended June 30,
(in thousands of dollars)	2015	2014

SALES AND OTHER OPERATING REVENUES
Flue-cured and burley leaf tobacco operations:
North America	$48,572	$31,698
Other regions (1)	177,401	197,572
Subtotal	225,973	229,270
Other tobacco operations (2)	49,446	42,202
Consolidated sales and other operating revenues	$275,419	$271,472

OPERATING INCOME (LOSS)
Flue-cured and burley leaf tobacco operations:
North America	$3,416	$1,679
Other regions (1)	(7,847)	(10,575)
Subtotal	(4,431)	(8,896)
Other tobacco operations (2)	908	1,260
Segment operating income (loss)	(3,523)	(7,636)
Deduct: Equity in pretax loss (earnings) of unconsolidated affiliates (3)	616	(601)
Restructuring and impairment costs (4)	(2,389)	—
Consolidated operating income (loss)	$(5,296)	$(8,237)

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.

(3)
Equity in pretax (earnings) loss of unconsolidated affiliates is included in segment operating income (loss) (Other Tobacco Operations segment), but is reported below consolidated operating income (loss) and excluded from that total in the consolidated statements of income and comprehensive income.

(4)
Restructuring and impairment costs are excluded from segment operating income (loss), but are included in consolidated operating income (loss) in the consolidated statements of income and comprehensive income.

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